Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2008 THIRD QUARTER FINANCIAL RESULTS
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — November 6, 2008 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the third quarter ended September 30, 2008.
For the third quarter of 2008, net loss applicable to common stockholders was $10.3 million, or $0.56 per share, compared with $5.7 million, or $0.31 per share, for the third quarter of 2007.
“In the third quarter of 2008, we continued to concentrate our efforts on the execution of our key corporate objectives, primarily the U.S. regulatory approval and commercialization of Silenor®,” said Richard W. Pascoe, Somaxon’s president and chief executive officer. “As we have stated, we expect that the FDA will complete its review and provide an action letter to us relating to the Silenor NDA by
December 1, 2008.”
“We believe that Silenor represents a highly differentiated treatment option for patients suffering from insomnia,” continued Pascoe. “We are planning for the potential commercialization of Silenor, with the goal of delivering shareholder value through the building of a sustainable commercial pharmaceutical business.”
As a development stage pharmaceutical company, Somaxon had no revenues during the third quarter of 2008.

Research and development expenses for the third quarter of 2008 were $4.6 million, compared with $2.8 million for the third quarter of 2007. The increase resulted primarily from the continuation during the third quarter of 2008 of the company’s voluntary, standard clinical trial to evaluate the potential for electrocardiogram (ECG) effects of doxepin, the active ingredient in the company’s product candidate Silenor, as well as increased activities to prepare for the potential commercialization of Silenor.
Marketing, general and administrative expenses were $5.2 million for the third quarter of 2008, compared with $3.3 million for the same period in 2007. The increase was primarily caused by an increase in marketing, personnel and general costs as a result of increased activities to prepare for the potential commercialization of Silenor. This was partially offset by a decrease in share-based compensation expense allocable to marketing, general and administrative personnel in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) that was primarily due to the vesting of certain higher-valued stock options during or prior to the third quarter of 2008.
The company recognized $1.4 million of share-based compensation expense in accordance with SFAS No. 123(R) for the third quarter of 2008, compared with $1.8 million for the third quarter of 2007.
At September 30, 2008, Somaxon had cash, cash equivalents and marketable securities totaling $22.6 million and an obligation to repay debt of $15.0 million. This amount of cash, cash equivalents and marketable securities does not include the minimum cash balance of $7.5 million that the company is required to maintain at Silicon Valley Bank under the company’s secured loan agreement with Silicon Valley Bank and Oxford Finance Corporation. That minimum cash balance is included in restricted cash on the balance sheet. At December 31, 2007, the company had cash, cash equivalents and marketable securities totaling $37.1 million and no current or long-term debt.
Under the secured loan agreement with Silicon Valley Bank and Oxford Finance Corporation, Somaxon will be required to make interest payments on the $15 million of principal at the rate of 9.57% on a monthly basis through December 31, 2008. Thereafter, the company will be required to repay the principal, plus interest at such rate, in 30 equal monthly installments.
Conference Call Information and Forward-Looking Statements
On Thursday, November 6, 2008, the company will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review its results of operations for the third quarter ended

September 30, 2008. The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (800) 218-4007 (domestic) or (303) 205-0033 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11121887.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and clinical developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, Silenor (doxepin) for the treatment of insomnia. The FDA notified Somaxon that it accepted the NDA for Silenor for review as of March 31, 2008. Pursuant to PDUFA guidelines, Somaxon expects that the FDA will complete its review and provide an action letter to the company with respect to the NDA by December 1, 2008.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential approval of the NDA for Silenor and the potential commercialization of Silenor are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for Silenor to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to delay the scheduled PDUFA review date of December 1, 2008, due to the FDA’s internal resource constraints or other reasons; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of Silenor; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of Silenor is appropriate prior to the completion of standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to successfully commercialize Silenor, if it is approved by the FDA; the potential to enter into and the terms of any strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether any approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; unexpected findings relating to Silenor that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims;

other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; Somaxon’s ability to raise sufficient capital and meet its obligations to parties it with whom contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Operating expenses
License fees	$153	$154	$161	$461
Research and development	4,594	2,843	13,619	9,636
Marketing, general and administrative	5,232	3,280	14,045	10,396

Total operating expenses	9,979	6,277	27,825	20,493

Loss from operations	(9,979)	(6,277)	(27,825)	(20,493)
Net interest and other income (expense)	(333)	564	51	1,887

Net loss	$(10,312)	$(5,713)	$(27,774)	$(18,606)

Basic and diluted net loss per share	$(0.56)	$(0.31)	$(1.52)	$(1.02)
Shares used to calculate net loss per share	18,290	18,231	18,277	18,166

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2008	2007
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$22,630	$37,100
Current restricted cash	2,216	—
Other current assets	1,390	826

Total current assets	26,236	37,926
Long-term restricted cash	5,884	600
Property and equipment, net	492	191
Other non-current assets	79	—

Total assets	$32,691	$38,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,690	$1,174
Accrued liabilities	1,595	2,367
Current portion of long-term debt	3,707	—

Total current liabilities	8,992	3,541

Long-term debt	10,543	—
Other long-term liabilities	71	—

Total liabilities	19,606	3,541

Total stockholders’ equity	13,085	35,176

Total liabilities and stockholders’ equity	$32,691	$38,717